Exhibit 99.1

Contacts
Zhone Investor Relations:	Zhone Public Relations:
Tel: +1 510.777.7013	Tel: +1 404.460.8578
Fax: +1 510.777.7001	E: aurora.arlet@edelman.com
E: investor-relations@zhone.com

Zhone Technologies Sets Earnings Announcement Date for Third Quarter 2014 Financial Results and Announces Preliminary Estimates of Third Quarter Results

Oakland, CA - October 2, 2014 - Zhone Technologies, Inc. (NASDAQ: ZHNE), a global leader in fiber access transformation for service provider and enterprise networks, today announced preliminary estimates of its financial results for the third quarter of 2014. Based on preliminary information, net revenue for the third quarter of 2014 is expected to be between $29 million and $30 million. Despite the anticipated lower net revenue level, gross margins are expected to be near the upper end of the previously provided guidance of between 35% and 37%. Operating expenses are expected to be approximately $2 million higher than the previously provided guidance of approximately $11.5 million, primarily as a result of the CEO transition and related business restructuring.

These results are preliminary and therefore subject to the company’s completion of its customary quarterly closing and review procedures. Zhone is scheduled to release its final third quarter results on Wednesday, October 15, 2014, after the close of regular market trading.

Zhone will conduct a conference call and audio webcast to discuss further details of its third quarter 2014 results at approximately 2:00 p.m. PT / 5:00 p.m. ET on Wednesday October 15, 2014. This call is open to the public by dialing +1 (877) 415-3177 for U.S. callers and +1 (857) 244-7320 for international callers and then entering passcode 69914291. The audio webcast will be simultaneously available on the Investor Relations section of Zhone's website at http://www.zhone.com/investors/.

A replay of the conference call will be available after the original call by dialing +1 (888) 286-8010 for U.S. callers and +1 (617) 801-6888 for international callers and then entering passcode 36588411. An audio webcast replay will also be available online at http://www.zhone.com/investors/ for approximately one week following the original call.

About Zhone Technologies
Zhone Technologies, Inc. (NASDAQ: ZHNE) is a global leader in fiber access transformation for service provider and enterprise networks, serving more than 750 of the world's most innovative network operators. The IP Zhone is the only solution that enables service providers to build the network of the future today, supporting end-to-end Voice, Data, Entertainment, Social Media, Business, Mobile Backhaul and Mobility service. Zhone is committed to building the fastest and highest quality All IP Multi-Service solution for its customers. Zhone is headquartered in California and its products are manufactured in the USA in a facility that is emission, waste-water and CFC free.

Zhone, the Zhone logo, and all Zhone product names are trademarks of Zhone Technologies, Inc. Other brand and product names are trademarks of their respective holders. Specifications, products, and/or products names are all subject to change without notice.

Forward-Looking Statements
This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” variations of such words, and similar expressions are intended to identify forward-looking statements. In addition, forward-looking statements include, among others, statements that refer to financial estimates; projections of net revenue, gross margins, operating expenses or other financial items. Readers are cautioned that actual results could differ materially from those expressed in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, commercial acceptance of Zhone’s products; intense competition in the communications equipment market; Zhone’s ability to execute on its strategy and operating plans; and economic conditions specific to the communications, networking, internet and related industries. In addition, please refer to the risk factors contained in Zhone’s SEC filings available at www.sec.gov, including without limitation, Zhone’s annual report on Form 10-K for the year ended December 31, 2013 and Zhone’s quarterly reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Zhone undertakes no obligation to update or revise any forward-looking statements for any reason.